PREMIER SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE NETEX, INC. D/B/A COUNTRYWIDE REALTY SERVICES

Tampa, Florida - July 13, 2004 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN) today announced that it has entered into a definitive agreement to acquire Countrywide Realty Services, http://www.cw-realty.com , of Miami Lakes, Fl.

Under terms of the agreement, Premier Development & Investment, Inc. and its subsidiary division, Countrywide Realty Services, Inc., will acquire all of the Countrywide Realty Services assets. The aggregate purchase price consists of five hundred thousand (500,000) shares of Premier Development & Investment, Inc. common stock. Joe Machado, current President of Countrywide Realty Services will head up the new Premier Development & Investment division. Additional post-closing performance payments of up to an additional five hundred thousand shares (500,000) of the Parent's common stock may be earned based on the new division's meeting certain revenue and profit targets. Premier anticipates the Countrywide Realty Services division to be accretive to earnings in 2004.

"We have been working diligently to complete the details necessary to close our purchase of Countrywide Realty. We have been working with our CPA to complete the audit of Countrywide's business results for the past two (2) years and are pleased to announce that the independent auditor's report has been completed,'' Eric R. Boyer, Premier's President and CEO, commented.

Mr. Boyer further stated, "We also have been concluding our efforts in creating and incorporating the subsidiary Corporations necessary to bring Countrywide Realty Services into our corporate structure. Our realty division, Premier Realty Holdings, will oversee Countrywide's operations and seek out other similar prospective acquisitions."

The Company also recently announced its online newsletter, which is sent via email to subscribers. The newsletter is free and may be subscribed for at the Company's web site, www.premierdev.com. Subscribers receive important updates about the Company in a timely manner. To date, the Company has in excess of 300 subscribers to its newsletter.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

                                      * * *